UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 13, 2005

Plains All American Pipeline, L.P.

(Exact name of registrant as specified in its charter)

DELAWARE	1-14569	76-0582150
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 Clay Street, Suite 1600, Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 713-646-4100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                  Entry into Material Definitive Agreement

Plains All American Pipeline/Vulcan Jointly-Owned Limited Liability Company

As previously reported by Plains All American Pipeline, L.P. (“PAA”), on August 19, 2005 PAA/Vulcan Gas Storage, LLC (“Plains/Vulcan”) signed a definitive agreement to acquire all of the membership interests of Energy Center Investments, LLC (“ECI”), an indirect subsidiary of Sempra Energy that develops and operates underground natural gas storage facilities.  On September 14, 2005, Plains/Vulcan completed the acquisition.  The total purchase price, excluding transactions costs, was $250 million, subject to adjustments on the closing date and post-closing.  Additional details regarding the transaction are described below in Item 2.02.

On September 13, 2005, PAA signed an amended and restated limited liability company agreement (“LLC Agreement”) with a subsidiary of Vulcan Capital defining the rights, obligations and relationship of the parties with respect to Plains/Vulcan.  Plains/Vulcan intends to engage in the development, acquisition, ownership and operation of natural gas storage facilities and related services.  Plains/Vulcan is owned 50% by PAA and 50% by Vulcan Gas Storage LLC, a subsidiary of Vulcan Capital, the investment arm of Paul G. Allen. The Board of Directors of Plains/Vulcan, which will include an equal number of PAA and Vulcan representatives, will be responsible for providing strategic direction and policy-making and PAA will be responsible for the day-to-day operations of Plains/Vulcan.

Each of PAA and Vulcan have agreed that, prior to engaging in or acquiring control of any Gas Storage Business (as defined in the LLC Agreement), the party must present the opportunity to Plains/Vulcan.  If Plains/Vulcan chooses to not pursue the opportunity, the party is then free to do so independently. Otherwise, the parties are generally prohibited from engaging in or controlling any Gas Storage Business in North America.  Excluding capital calls associated with additional opportunities directly related to the two principal assets of ECI, PAA will have the right to increase its ownership interest to 70% through disproportionate capital contributions.   In addition, upon reaching a certain level of annual earnings, Plains/Vulcan will pay to PAA a management fee of $6 million per year for such year and the years prior to reaching such level (up to a maximum of five years) and thereafter an annual management fee equaling the greater of (i) $2 million and (ii) 2% of EBITDA.  PAA will also be reimbursed for salary expenses for operating personnel other than senior management.

A copy of the LLC Agreement is filed as Exhibit 1.1 to this current Report on Form 8-K.

Item 2.02                     Completion of Acquisition or Disposition of Assets

As discussed above, on September 14, 2005, Plains/Vulcan completed the previously announced acquisition of ECI.  The total purchase price, excluding transaction costs, was $250 million, subject to adjustment based on closing date working capital and capital expenditure levels, as well as a third-party valuation of certain oil reserves held by ECI and acquired by Plains/Vulcan.

ECI’s principal assets consist of (i) Bluewater Gas Storage, an operating natural gas storage facility in Michigan, (ii) Pine Prairie Energy Center, a natural gas storage facility under development in Louisiana and (iii) other similar projects and opportunities under various stages of review and evaluation.  In addition to the purchase price, Plains/Vulcan anticipates investing approximately $260 million over the next several years to complete the Pine Prairie facility.  PAA's initial investment is approximately $113 million.  Based on current estimates, including future capital contributions and PAA's proportionate share of debt capital to be incurred to complete this facility, the initial capital associated with PAA's proportionate ownership will be approximately $255 million.  Actual costs may differ materially from current estimates because of factors beyond our control such as shortages or cost increases of power supplies, materials or labor (including the direct and indirect effects of Hurricane Katrina on the availability of materials, the cost of natural gas and the demand for oil-field services).

A copy of the Purchase Agreement is filed as Exhibit 1.2 to this current Report on Form 8-K.

Item 9.01.                  Exhibits

(c)                                   Exhibits.

1.1                                 Amended and Restated Limited Liability Company Agreement of PAA/Vulcan Gas Storage, LLC, dated September 13, 2005.

1.2                                 Membership Interest Purchase Agreement by and between Sempra Energy Trading Corp. and PAA/Vulcan Gas Storage, LLC and Energy Center Investments Corporation, dated August 19, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAINS ALL AMERICAN PIPELINE, L.P.

Date: September 19, 2005	By:	Plains AAP, L.P., its general partner

	By:	Plains All American GP LLC, its general partner

	By:	/s/ TIM MOORE
Name: Tim Moore
Title: Vice President